Exhibit 99.1 Bristow Group Inc. NEWS RELEASE Bristow Names Jennifer Whalen Chief Financial Officer and Approves $75 Million Share Repurchase Program HOUSTON, September 16, 2020 – Jennifer Whalen has been appointed Senior Vice President, Chief Financial Officer (CFO) for Bristow Group Inc. effective today. In this role, she is responsible for accounting, financial reporting, investor relations, M&A, tax and other financial aspects of the Company. She was previously serving as the CFO in an interim role since June 2020. “Jennifer brings a wealth of knowledge about our business as well as existing relationships that will help the newly combined company enhance internal controls, processes and operations,” said Bristow President and Chief Executive Officer Chris Bradshaw. “I believe Jennifer is the best person for the job, as we navigate and mitigate the effects of the downturn in the offshore oil and gas industry and emerge with a more efficient cost structure.” Jennifer previously served as the Senior Vice President, Chief Financial Officer for Era Group Inc. from February 2018 to June 2020. She served as Era’s Vice President and Chief Accounting Officer from August 2013 until her appointment as Vice President, Acting Chief Financial Officer in June 2017. Jennifer joined Era as Controller in April 2012. “I am excited for the opportunity to continue to partner with my colleagues as we execute our strategy around efficiency and cash flow generation,” said Jennifer Whalen, Senior Vice President and Chief Financial Officer. From August 2007 to March 2012, Jennifer served in several capacities at nLIGHT Photonics Corporation, a supplier of high-performance lasers, including as Director of Accounting. Prior to these roles, Jennifer served as the Manager of Accounting at InFocus Corporation for over two years. After serving in the U.S. military, Jennifer started her career in public accounting in the assurance practice group at PricewaterhouseCoopers for five years. She received a B.S. in Accounting from Alabama A&M University and a master’s degree in Accounting from the University of Southern California. Bristow also announced today that on September 16, 2020, its Board of Directors approved a new $75 million share repurchase program. Repurchases under the program may be made in the open market, including pursuant to a Rule 10b5-1 plan, by block repurchases, in private transactions (including with related parties) or otherwise, from time to time, depending on market conditions. The program is expected to be funded using cash on hand and cash generated from operations. The repurchase program does not require Bristow to acquire any specific number of shares and may be terminated or suspended at any time.

Bristow Group Inc. NEWS RELEASE About Bristow Group Bristow is the world’s leading provider of offshore oil and gas transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Colombia, Guyana, Suriname and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the United Kingdom on behalf of the Maritime and Coastguard Agency. To learn more, visit our website at www.bristowgroup.com. Bristow Group Inc. Investors Grant Newman +1 713.369.4692 InvestorRelations@bristowgroup.com News Media Adam Morgan +1 281.253.9005 adam.morgan@bristowgroup.com